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CONTACTS:   PHILLIP D. KRAMER                     HARRY N. PEFANIS
            Executive Vice President and CFO      President and COO
            713/654-1414 OR 800/934-6083          713/646-4242 OR 800/392-3676


FOR IMMEDIATE RELEASE
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                  PLAINS ALL AMERICAN PIPELINE, L.P. ANNOUNCES
                          UNAUTHORIZED TRADING LOSSES

     (Houston - November 29, 1999) Plains All American Pipeline, L.P. (NYSE:PAA) and Plains Resources Inc. (AMEX:PLX), the parent of the general partner of Plains All American, announced today they have discovered unauthorized trading activity by an employee in Plains All American's crude oil trading operations. The unauthorized transactions are expected to result in losses to Plains All American of approximately $160 million.

     The Board of Directors of the general partner of Plains All American and the Board of Directors of Plains Resources Inc. have authorized a full investigation into the matter by outside counsel and PricewaterhouseCoopers LLP. Operating results for 1999 will be adversely affected by these losses.

     Based on a preliminary investigation, Plains All American believes the employee's unauthorized trading activity occurred primarily during the period from April through November 1999, although it appears to have begun in January 1999. Depending on the results of the investigation, previously announced financial results may be restated. In addition, Arthur Andersen LLP is conducting a preliminary independent review of the facts on behalf of Plains All American's lenders.

     As a result of the unauthorized trading, Plains All American and certain of its affiliates (not including Plains Resources Inc.) are in default of certain covenants under their existing credit facilities. In addition, Plains All American has significant cash requirements for which it will need to draw on credit facilities. Plains All American is in discussions with various members of its bank group to address its financing needs and these defaults. In conjunction with these discussions, Plains Resources has indicated its willingness to infuse up to an additional $64 million into Plains All American, subject to various conditions, including satisfactory resolution of the discussions with Plains All American's lenders. There can be no assurance that satisfactory resolution will be reached.

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     Greg L. Armstrong, Plains All American's Chairman and CEO, noted that
Plains All American has 34.4 million units outstanding of which 10 million units, or 29%, are subordinated units held by the general partner and the remaining units are common units. Under the partnership agreement, subordinated units do not receive any quarterly distribution until all common units have received at least $0.45 in each calendar quarter. The unauthorized trading losses will have a material adverse effect on Plains All American's ability to make distributions.

     "We are extremely disappointed by the unauthorized actions of one of our traders and are taking appropriate, swift and decisive action to see to it that our policies cannot be circumvented like this again," said Armstrong. "While these losses are clearly significant, we believe that several recent, pending and anticipated positive financial developments will help Plains All American navigate through these difficult times," said Armstrong. These developments include:

     . receipt of $51 million of cash proceeds in October 1999 from the sale of equity,
     . the fourth quarter receipt of $15 million of cash proceeds from the sale of excess crude oil inventory, the majority of which has already been received, and
     . the pending $100 million sale of 5.2 million barrels of crude oil line fill to be received in the first quarter of 2000.

     Plains All American has also executed confidentiality agreements and is in discussions with potential buyers of the portion of the All American Pipeline extending from California to Texas, although there can be no assurance that a sale will be consummated. As previously announced, this segment of the pipeline generated only $4 million of earnings before interest, taxes, depreciation and amortization for the twelve month period ending September 30, 1999. The segment of the line contains the 5.2 million barrels of crude oil line fill that is being pumped out and sold for $100 million.

     It is normal practice for Plains All American, as it purchases crude oil, to establish a margin by selling crude oil for physical delivery to third party users, or by entering into a future delivery obligation with respect to futures contracts on the New York Mercantile Exchange ("NYMEX"). It appears that the trader in question violated Plains All American's policy of maintaining a position that is substantially balanced between crude oil purchases and sales or future delivery obligations. The trader's employment has been terminated.

     A company spokesperson for Plains Resources noted that, while a wholly owned subsidiary entity is the general partner of and owns 54% of Plains All American Pipeline, L.P., the trading losses do not affect the parent company's upstream business operations. Plains Resources has a $225 million revolving credit facility which is secured by its oil and gas properties. Its indirect ownership in Plains All American does not collateralize any of Plains Resources' credit facilities. The debt of Plains All American Pipeline, L.P. is non-recourse to Plains Resources. At September 30, 1999, Plains Resources had approximately $50 million outstanding under its $225 million revolving credit facility. Because the financial statements of Plains All American are consolidated with those of Plains Resources, adverse effects on the financial statements of Plains All American have a direct effect on the consolidated financial statements of Plains Resources.

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     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, demand for various grades of crude oil and resulting changes in pricing conditions, availability of third party production volumes for transportation and marketing, regulatory changes, the availability of acquisition opportunities on terms favorable to Plains All American, the availability to Plains All American of credit on satisfactory terms, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in Plains All American's filings with the Securities and Exchange Commission.

     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in California, Texas, Oklahoma, Louisiana and the Gulf of Mexico. Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc., holds an effective 54% interest in Plains All American and serves as its general partner. Plains All American's common units are traded on the New York Stock Exchange under the symbol "PAA". Plains Resources Inc.'s common shares are traded on the American Stock Exchange under the symbol "PLX". Plains All American is headquartered in Houston, Texas.

     Plains Resources and Plains All American are scheduling a conference call with analysts to discuss, among other things, the matters addressed in this release on Thursday, December 2, 1999, at 2:00PM Central Standard Time.


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